                                                                   EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)

                              For the Six Months      For the Three Months
                                 ended June 30           ended June 30
                                 1999       1998        1999         1998
PRIMARY:

Average shares outstanding    4,135,397  4,052,514    4,190,996   4,052,514
Impact of Treasury Shares        75,122     58,342       75,122      60,385
                              ---------  ---------    ---------   ---------
Total                         4,060,275  3,994,172    4,115,874   3,992,129
                              =========  =========    =========   =========

Net Income                      $ 3,019    $ 3,363      $ 1,531     $ 1,665
                                =======    =======      =======     =======

Preferred Stock Dividends       $   511    $   585      $   228     $   290
                                =======    =======      =======     =======
Net Income Available to
Common Shareholders             $ 2,508    $ 2,778      $ 1,303     $ 1,375
                                =======    =======      =======     =======
Earnings Per Share
Applicable to Common Stock         $.62       $.70         $.32        $.35
                                  =====      =====        =====       =====